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                                                                      EXHIBIT A

                   STATEMENT OF THE ESTABLISHMENT OF THE
           SERIES B NON-VOTING, NON-PARTICIPATING PREFERRED STOCK,
                      $0.001 PAR VALUE PER SHARE, OF
                POLISH TELEPHONES AND MICROWAVE CORPORATION

1. The name of the corporation is Polish Telephones and Microwave Corporation (the "Company").

2. The following resolution establishing a series of the class of Preferred Stock, $0.001 par value per share, of the Company entitled "Series B Non-Voting, Non-Participating Preferred Stock, $0.001 Par Value Per Share", was adopted by a vote of the Board of Directors of the Company pursuant to
Article IV of the Articles of Incorporation of the Company, as amended:

      RESOLVED THAT, pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Articles of Incorporation, a series of the Preferred Stock of Polish Telephones and Microwave Corporation (the "Company"), be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional, and other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof are as follows:

     Section 1. DESIGNATION AND AMOUNT. The shares of such series will be designated as "Series B Non-Voting, Non-Participating Preferred Stock" and the number of shares constituting such series will be 380,000.

     Section 2. DIVIDENDS AND DISTRIBUTIONS.

          (a) The holders of shares of Series B Non-Voting, Non-Participating Preferred Stock will not be entitled to have declared thereon or to be paid or receive any dividends or other distributions whatsoever, whether preferred or participating, except as expressly set forth in Section 5 below.

     Section 3. VOTING RIGHTS.

          (a) Except as set forth in Section 7 below and except for those voting rights expressly provided as to all classes of stock of a Texas corporation under the Texas Business Corporation Act, as amended, the holders of shares of Series B Non-Voting, Non-Participating Preferred Stock will not have any voting rights.

     Section 4. REDEMPTION.

          Upon the attainment (a) by the Company of an increase in net shareholders equity of the Company of at least $5,000,000 computed by comparing (i) the net shareholders equity of the Company on a pro forma basis after giving effect to the acquisition of


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     Telereunion, Inc., a Delaware corporation ("Telereunion") by the Company as of the date of the consummation of such acquisition to (ii) the net shareholders equity of the Company as set forth in a consolidated balance sheet of the Company as of any date occurring during the 18-month period immediately following the consummation of the acquisition of Telereunion by the Company, which balance sheet shall be contained in a periodic report of the Company on Form 10-KSB or Form 10-QSB as filed with the Securities and Exchange Commission or (b) by Telereunion of at least $380,000 of net cash flow (defined for purposes hereof as income less non-cash charges) in any period of 12 consecutive months during the 18-month period immediately following the consummation of the acquisition of Telereunion by the Company as shown on any quarterly or annual income statement of Telereunion prepared in accordance with generally accepted accounting principles (each of clause
     (a) and clause (b) above being referred to herein as a "Redemption Condition"), whichever shall first occur, if either, then subject to the provisions of Section 5 below, the Company shall without further action, to the extent permitted by law, redeem the then outstanding shares of the Series B Non-Voting, Non-Participating Preferred Stock for an amount equal to $1.00 per share, up to a maximum of $380,000 in the aggregate, if all of the authorized shares of Series B Non-Voting, Non-Participating Preferred Stock are then outstanding. Within 30 days of the fulfillment of the condition to the redemption of the Series B Non-Voting, Non-Participating Preferred Stock, the Company shall pay the holders of the then outstanding shares of Series B Non-Voting, Non-Participating Preferred Stock the redemption price for the Series B Non-Voting, Non-Participating Preferred Stock as set forth above (the "Redemption Price") in cash upon the surrender of the stock certificates representing each holder's shares of the Series B Non-Voting, Non-Participating Preferred Stock for cancellation. The number of shares of Series B Non-Voting, Non-Participating Preferred Stock shall not be increased or the subject of any split, reverse split or other recapitalization without the prior consent of the holders of 80% of the shares of the Common Stock, $0.001 par value per share, of the Company outstanding from time to time.

     Section 5. LIQUIDATION, DISSOLUTION, OR WINDING UP.

          (a) If a Redemption Condition has been met, but a liquidation (voluntary or otherwise), dissolution, or winding up of the Company occurs prior to the payment of the Redemption Price to the holders of the Series B Non-Voting Non-Participating Preferred Stock pursuant to
     Section 4 above, the Company may, at its sole option and election, make a distribution to the holders of the shares of Series B Non-Voting, Non-Participating Preferred Stock as set forth below in connection with such liquidation, dissolution or winding up in lieu of paying the Redemption Price to such holders. If the Company makes such an election, no distribution will be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution, or winding up) to the Series B Non-Voting, Non-Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock have received an amount equal to $1.00 for each shares of Series B Non-Voting Preferred Stock (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation


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     Preference, no additional distributions will be made to the holders of shares of Series B Non-Voting Preferred Stock.

          (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series B Non-Voting, Non-Participating Preferred Stock, then such remaining assets will be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

     Section 6. CONSOLIDATION, MERGER, ETC. In case the Company enters into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then in any such case the shares of Series B Non-Voting, Non-Participating Preferred Stock will at the same time be similarly exchanged or changed into securities of the issuer of the securities for which the Common Stock is exchanged or which the Common Stock is changed into, which securities have a liquidation preferred equivalent to that of the shares of Series B Non-Voting, Non-Participating Preferred Stock and shall otherwise be equivalent to the Series B Non-Voting, Non-Participating Preferred Stock with respect to payment of dividends, voting rights, redemption rights, and preference upon the dissolution and liquidation of the Company.

     Section 7. AMENDMENT. The Articles of Incorporation of the Company will not be further amended in any manner that would materially alter or change the powers, preferences, or special rights of the Series B Non-Voting, Non-Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of the Series B Non-Voting, Non-Participating Preferred Stock, voting separately as a class.

     Section 8. FRACTIONAL SHARES. Shares of the Series B Non-Voting, Non-Participating Preferred Stock may be issued in fractions of a share that entitle the holder, in proportion to such holder's fractional shares, to participate in distributions and to have the benefit of all other rights of holders of shares of Series B Non-Voting, Non-Participating Preferred Stock.

3. The foregoing resolution was adopted by the Board of Directors of the Company on, on March ____, 1996.

4. The foregoing resolution was adopted by all necessary action on the part of the Company.


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     This Statement of the Establishment of the Series B Non-Voting,
Non-Participating Preferred Stock, $0.001 Par Value Per Share, of Polish Telephones and Microwave Corporation is executed on behalf of the Company on ________________, 1996.

                                 POLISH TELEPHONES AND MICROWAVE CORPORATION



                                 By ________________________________________
                                        Authorized Officer














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